Exhibit 21.1

SUBSIDIARIES OF HISTOGEN INC.

1.	Histogen Therapeutics, Inc., formerly Histogen Inc., incorporated in Delaware on June 25, 2007.

2.	Centro de Investigación de Medicina Regenerativa, S.A. de C.V., incorporated in Mexico on October 9, 2014.